Exhibit 2.n.5

Consent Of Independent Auditors

We hereby consent to the use in this Registration Statement on Form N-2, including post-effective amendments thereto, of Gladstone Investment Corporation of our report dated April 5, 2013, relating to our audits of the consolidated financial statements of Galaxy Tool Holding Corporation and Subsidiary as of and for the years ended December 31, 2012 and 2011, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Allen, Gibbs & Houlik, L.C.

Wichita, Kansas

June 16, 2015